Exhibit 99.1

RPM’s Second Quarter Earnings to be Below Last Year

•	Several unusual and one-time costs impact second quarter

•	Second quarter diluted earnings per share now estimated at $0.22 — $0.24, excluding asbestos charge

•	Management anticipates record earnings for full fiscal year 2006, before asbestos charges

MEDINA, OH – December 27, 2005 — RPM International Inc. (NYSE: RPM) today said that earnings for its fiscal year 2006 second quarter, ended November 30, 2005, excluding asbestos charges, will be below the prior year as a result of effects associated with the Gulf coast hurricanes, including slower sales growth and higher raw material costs. Additionally, second quarter results will include approximately $10 million, or $0.05 per diluted share, of unrelated, one-time costs, the most significant of which is associated with the finalization of the Dryvit national residential class action settlement.

The company expects second quarter 2006 diluted earnings per share of $0.22 — $0.24 versus year-ago EPS of $0.31, both prior to charges related to asbestos liabilities. Reconciliations of the prior year results and current results, excluding the impact of asbestos charges, will be provided when the company announces quarterly earnings on January 5, 2006.

RPM President and CEO Frank C. Sullivan stated, “The unusual costs affecting this quarter will not recur and we remain positive in our outlook for the year. Before acquisitions, our sales grew 9 percent in the quarter and 10 percent in the first half, with operating margins improving toward the end of the quarter. As raw material costs level off and higher selling prices take effect, our margins should show further strength through the balance of this fiscal year. For the second half of our fiscal year, earnings growth before asbestos charges will better match our continuing strong revenue growth, resulting in record results for the full fiscal year ending May 31, 2006.”

RPM will report its second quarter and six-month 2006 results on January 5, 2006 and will host a conference call to provide additional details of those results and to discuss its fiscal year outlook at 10 a.m. on January 5, 2006, which can be accessed by dialing 800-591-6930 or through the company’s web site at www.rpminc.com.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president — finance and communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials; packaging; and transportation services; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.